Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Splinternet Holdings, Inc.  of our report dated March 27, 2008, relating to our audit of the 2007 consolidated financial statements which appears in the Annual Report on Form 10-KSB of Splinternet Holdings, Inc. for the year ended December 31, 2007.

/s/ MCGLADREY & PULLEN, LLP
New York, New York

January 22, 2009